Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED JUNE 30, 2016

Highlights

•	Invested $52.1 million in re-performing loans with an aggregate unpaid principal balance (“UPB”) of $70.3 million to end the quarter with $630.5 million in mortgage loans.

•	Portfolio interest income of $16.4 million; net interest income of $10.3 million.

•	Net income attributable to common stockholders of $6.6 million.

•	Earnings per share (“EPS”) of $0.42 per diluted share for the three months ended June 30, 2016.

•	Taxable net income for the three months ended June 30, 2016 of $0.17 per diluted share.

•	Raised $98.7 million, net, in secured borrowings and $32.0 million in a public equity offering.

•	$68.4 million of cash and cash equivalents at June 30, 2016.

•	Book value per share of $14.94 at June 30, 2016.

New York, NY—August 2, 2016—Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter ended June 30, 2016. We focus primarily on acquiring, investing in and managing a portfolio of re-performing (“RPL”) and non-performing (“NPL”) mortgage loans secured by single-family residences and commercial properties and, to a lesser extent, single-family properties.

Financial Results

(dollars in thousands except per share amounts)

	Three months ended June 30, 2016	Three months ended March 31, 2016	Three months ended December 31, 2015	Three months ended September 30, 2015
Interest income	$16,378	$15,814	$15,584	$14,440
Total revenue(1)	$10,688	$11,411	$11,688	$10,936
Consolidated net income	$6,861	$7,963	$8,392	$7,925
Net income per diluted share	$0.42	$0.50	$0.53	$0.50
Average equity	$248.2	$240.3	$234.7	$230.3
Average total assets	$671.3	$626.2	$586.0	$530.9
Average daily cash balance(2)	$39,043	$27,824	$28,066	$52,332
Average daily carrying value RPL	$539,701	$496,925	$447,512	$397,240
Average daily carrying value NPL	$68,205	$71,984	$75,433	$75,164

(1) Total revenue includes net interest income, income from manager and other income

(2) Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust

Net interest income for the quarter declined primarily as a result of recurring payment performance in excess of expectations and faster amortization of deferred issuance costs and expenses on our secured borrowings and repurchase agreements. Additionally, loan transaction expenses increased as we incurred $0.4 million in due diligence and related expenses with respect to loan acquisitions that closed subsequent to the second quarter of 2016.  We ended the second quarter with $68.4 million in available cash and expect to invest the majority of this cash in the third quarter of 2016 (described in more detail under “Subsequent Events” below).

Our yield on mortgage loans has declined as the percentage of re-performing loans relative to non-performing loans has increased, and the re-default rate for purchased re-performing loans has been less than expected. As a result, the overall duration of the portfolio has extended resulting in increased cash flow over the life of the loan as projected principal and interest payments have increased. The receipt of these increased cash flows over a longer duration results in a lower yield and lower current period income.

Portfolio Acquisitions

(dollars in thousands)

	Three months ended June 30, 2016	Three months ended March 31, 2016	Three months ended December 31, 2015	Three months ended September 30, 2015
RPLs
Count	251	218	333	393
UPB	$70,262	$49,685	$60,956	$91,764
Purchase price	$52,128	$37,207	$45,861	$66,852
Purchase price % of UPB	74.2%	74.8%	72.9%	79.6%

NPLs
Count	-	-	4	-
UPB	-	-	$910	-
Purchase price	-	-	$585	-
Purchase price % of UPB	-	-	64.8%	-

Mortgage loans purchased during the second quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 42 days of the quarter.

The following table provides an overview of our portfolio at June 30, 2016 (dollars in thousands):

No. of loans	3,536	Weighted average LTV(4)	101.9%
Total UPB	$805,571	Weighted average remaining term	324.2
Interest-bearing balance	$744,387	No. of first liens	3,515
Deferred balance(1)	$61,184	No. of second liens	21
Market value of collateral(2)	$915,415	No. of rental properties.	3
Price/total UPB(3)	73.8%	Market value of rental properties	$923
Price/market value of collateral	65.6%	Capital invested in rental properties	$760
Re-performing loans	88.7%	Price/market value of rental properties	82.4%
Non-performing loans	11.3%	No. of other REO	111
Weighted average coupon	4.44%	Market value of other REO	$21,427

2

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of acquisition date.

(3)	Our loan portfolio consists of fixed rate (51.0% of UPB), ARM (16.1% of UPB) and Hybrid ARM (32.9% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(4)	UPB as of June 30, 2016 divided by market value of collateral as of acquisition date and weighted by the UPB of the loan.

Subsequent Events

During July 2016, we completed the acquisitions of 882 RPLs with aggregate UPB of $149.2 million in five transactions from five different sellers. The loans were acquired at 83.6% of UPB and the estimated market value of the underlying collateral is $211.2 million. The purchase price equaled 59.1% of the estimated market value of the underlying collateral. All of these acquisitions had closed as of July 31, 2016.

Additionally, we have agreed to acquire, subject to due diligence, 626 RPLs with aggregate UPB of $124.0 million in eight transactions from eight different sellers. The purchase price equals 82.6% of UPB and 59.9% of the estimated market value of the underlying collateral of $171.0 million. We have not entered into a definitive agreement with respect to these loans, and there is no assurance that we will enter into a definitive agreement relating to these loans or, if such an agreement is executed, that we will actually close the acquisitions or that the terms will not change.

On July 28, 2016, our Board of Directors declared a dividend of $0.25 per share, which will be payable on August 31, 2016, to stockholders of record as of August 16, 2016.

On August 1, 2016, we issued 15,684 shares of our common stock to our Manager in payment of the stock-based component of the management fee due for the second quarter of 2016 in a private transaction. The management fee expense associated with these shares was recorded as an expense in the second quarter of 2016.

On August 1, 2016, we issued each of our independent directors 418 shares of our common stock in payment of half of their quarterly director fees for the second quarter of 2016.

On July 15, 2016, we entered into a repurchase financing arrangement, as Seller, with JPMorgan Chase Bank, N.A., as Buyer, under which we will sell to the Buyer beneficial interests in mortgage loans and will pledge to the Buyer the beneficial interests in such assets, with a simultaneous agreement by the Buyer to transfer to us and for us to repurchase such assets on a future date. The arrangement terminates on July 12, 2019, is capped at $150 million, carries interest at LIBOR plus 2.5% and charges a 25 basis point per annum facility fee.

On July 7, 2016, our Board of Directors appointed Paul Friedman to fill a vacancy on our Board. Mr. Friedman serves as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Mr. Friedman is an independent director, as defined by the NYSE. In connection with his appointment, Mr. Friedman received a stock award of 2,000 shares of our common stock subject to a one-year vesting period pursuant to our 2014 Director Equity Plan.

Conference Call

Great Ajax will host a conference call at 5:00 p.m. EST, Tuesday, August 2, 2016 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor

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Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2015 filed with the SEC on March 29, 2016. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn

Chief Executive Officer

or

Mary Doyle

Chief Financial Officer

Mary.Doyle@aspencapital.com

503-444-4224

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except share and per share amounts)

(Unaudited)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

INCOME:
Interest income	$16,378	$10,793	$32,192	$17,677
Interest expense	(6,063)	(2,269)	(11,050)	(3,344)
Net interest income	10,315	8,524	21,142	14,333

Income from investment in Manager	46	64	90	104
Other income	327	222	867	406
Total income	10,688	8,810	22,099	14,843

EXPENSE:
Related party expense - loan servicing fees	1,453	851	2,856	1,507
Related party expense - management fee	937	856	1,843	1,603
Loan transaction expense	574	729	787	989
Professional fees	407	356	821	741
Real estate operating expense	113	54	275	64
Other expense	317	289	670	449
Total expense	3,801	3,135	7,252	5,353
Income before provision for income tax	6,887	5,675	14,847	9,490
Provision for (benefit from) income tax	26	16	23	16
Consolidated net income	6,861	5,659	14,824	9,474

Less: consolidated net income attributable to non-controlling interests	256	223	568	398

Consolidated net income attributable to common stockholders	$6,605	$5,436	$14,256	$9,076
Basic earnings per common share	$0.42	$0.36	$0.92	$0.64
Diluted earnings per common share	$0.42	$0.36	$0.92	$0.64
Weighted average shares - basic	$15,742,932	$15,237,739	$15,524,725	$14,129,162
Weighted average shares - diluted	$16,389,126	$15,909,634	$16,174,164	$14,801,319

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share and per share amounts)

	(Unaudited)
	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$68,359	$30,795
Cash held in trust	382	39
Mortgage loans, net(1)	630,534	554,877
Property held-for-sale	16,551	10,333
Rental property, net	760	58
Receivable from servicer	6,949	5,444
Investment in affiliate	3,900	2,625
Prepaid expenses and other assets	2,320	5,634
Total Assets	$729,755	$609,805

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings(1)	$346,070	$265,006
Borrowings under repurchase agreement	102,240	104,533
Management fee payable	703	667
Accrued expenses and other liabilities	3,443	1,786
Total liabilities	452,456	371,992

Equity:
Preferred stock $.01 par value; 25,000,000 shares authorized, none issued or outstanding	-	-
Common stock $.01 par value; 125,000,000 shares authorized, 17,924,523 shares issued and outstanding, and 15,301,946 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	179	152
Additional paid-in capital	244,180	211,729
Retained earnings	22,666	15,921
Equity attributable to common stockholders	267,025	227,802
Non-controlling interests	10,274	10,011
Total equity(2)	277,299	237,813

Total Liabilities and Equity	$729,755	$609,805

(1)       Mortgage loans includes $504,885 and $398,696 of loans transferred to securitization trusts at June 30, 2016 and December 31, 2015, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).

(2)       Net book value per diluted share was $14.94 and $14.92 at June 30, 2016 and December 31, 2015, respectively.

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